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                                                                     EXHIBIT 5.1

                 [Global Power Equipment Group Inc. Letterhead]


                                November 1, 2002

Global Power Equipment Group Inc.
6120 South Yale, Suite 1480
Tulsa, Oklahoma 74136

         Re:  Registration Statement of Form S-8

Ladies and Gentlemen:

         I am General Counsel and Secretary of Global Power Equipment Group Inc., a Delaware corporation (the "Company"), and have assisted the Company in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-8 (the "Registration Statement") relating to up to 1,500,000 shares of the common stock, par value $.01 per share, of the Company (the "Shares") issuable from time to time upon the exercise of options granted pursuant to the Company's 2001 Stock Option Plan (the "Plan").

         In rendering the following opinion, I have examined the originals or copies certified or otherwise identified to my satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinion expressed below. In this connection, I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed that the consideration to be received by the Company for each of the Shares upon issuance will equal or exceed the par value per share of the common stock of the Company.

         Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and the applicable authorized stock option award agreement thereunder, will be validly issued, fully paid and nonassessable.

         I am a member of the bar of the State of Oklahoma. My opinion expressed above is limited to the laws of the State of Oklahoma, Delaware General Corporation Law and the federal laws of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction. As used herein, the term "Delaware General Corporation Law" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and judicial decisions interpreting these laws as of the date of this opinion.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am in a category of persons whose consent is

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November 1, 2002
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required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.


                                           Yours very truly,

                                          /s/ John M. Matheson
                                          --------------------------------------
                                           John M. Matheson
                                           General Counsel and Secretary
                                           Global Power Equipment Group Inc.